CONFIDENTIAL

AMENDMENT TO TRANSFER AGENCY AND SERVICES AGREEMENT

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of December 17, 2021:

Term	Means
“Existing Agreement”	The Transfer Agency and Services Agreement between the Trust and ALPS dated November 14, 2009, as amended
“ALPS”	ALPS Fund Services, Inc.
“Trust”	WesMark Funds

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		WesMark Funds

By:	/s/ Ken Fullerton	By:	/s/ Scott Love

Name:	Ken Fullerton	Name:	Scott Love

Title:	Authorized Representative	Title:	President, WesMark Funds

Schedule A to this Amendment

Amendments

As of January 1, 2022 (the “Effective Date”), the Existing Agreement is amended as follows:

1.	Section 2(a) of the Agreement is deleted and replaced in its entirety with the following:

2. ALPS Compensation; Expenses

(a)	In consideration for the services to be performed hereunder by ALPS, the Trust shall pay the fees, charges and expenses set forth in the fee letter(s) (a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. Payment by the Fund shall not limit SS&C’s rights of recourse against the Fund. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trust originally provided to ALPS. Commencing as of April 1, 2023, and on each April 1 thereafter, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the fee that would be charged for the same service would be the base fee rate (as reflected in the Fee Letter) subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

2.	All references to “Appendix C” shall be replaced with “Fee Letter.”

3.	Appendix C is deleted in its entirety and replaced with “Reserved.”

4.	Section 17(a) (Initial Term) of the Agreement is deleted and replaced in its entirety with the following:

17. Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of January 1, 2022 (the “Start Date”) and shall continue thereafter through March 31, 2025 (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only be agreement of the parties or for cause pursuant to Section 17(c) hereof.

Effective as of the date of corresponding updates to ALPS AML Procedures, as defined in APPENDIX E, the Existing Agreement is amended as follows:

1.	The content of Section 16 of the Existing Agreement is removed in its entirety and replaced with “Reserved.”

2.	The content of the eighth bullet in APPENDIX B of the Existing Agreement is removed in its entirety and replaced with the following:

•	Perform delegated AML services as described in APPENDIX E

3.	APPENDIX E attached hereto is added to the Existing Agreement and shall govern the delegated AML services provided by ALPS pursuant to the Existing Agreement.

ALPS shall provide Trust with at least 30 days written notice of the ALPS AML Procedures changeover.  Notwithstanding anything in the Existing Agreement to the contrary, ALPS may provide such notice via email to the Chief Compliance Officer.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

APPENDIX E

ANTI-MONEY LAUNDERING DELEGATION

1.	Delegation.

In order to assist the Trust with the Trust’s anti-money laundering and countering the financing of terrorism (“AML”) responsibilities under applicable AML laws, ALPS offers certain risk-based AML procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Trust (“ALPS AML Procedures”). The Trust desires to implement the ALPS AML Procedures as part of the Trust’s overall AML program (“Trust AML Program”).

Accordingly, subject to the terms and conditions set forth in this Agreement, the Trust hereby instructs and directs ALPS to implement the ALPS AML Procedures as set forth in Section 3 below on the Trust’s behalf and delegates to ALPS the day-to-day operation of ALPS AML Procedures.

While ALPS AML Procedures may be subject to monitoring and testing by employees of ALPS (or its parent company, or affiliates) or an independent party, as documented in the ALPS AML Procedures, the Trust acknowledges any such efforts or outcomes of testing may not be solely relied upon by the Trust to meet applicable regulatory requirements for an independent test of the Trust AML program.

2.	Limitation on Delegation.

The Trust acknowledges and agrees that in accepting the delegation hereunder, ALPS is agreeing to perform only the AML Procedures and is not undertaking and shall not be responsible for any other aspect of the Trust AML Program or for the overall compliance by the Trust with the USA PATRIOT Act or for any other matters that have not been delegated hereunder.

Additionally, the parties acknowledge and agree that ALPS shall only be responsible for performing the ALPS AML Procedures with respect to the ownership of, and transactions in, Shares in the Portfolio(s) for which ALPS maintains the applicable Shareholder information.

In performing the ALPS AML Procedures for the Trust under this Agreement, and in connection with the execution of the policies and procedures, ALPS will rely upon and assume the accuracy of the information and representations provided to ALPS by the Trust in connection with the provision of services pursuant to this Agreement.

3.	ALPS AML Procedures.

ALPS shall perform ALPS AML Procedures, as documented. The ALPS AML Procedures are subject to change at any time at ALPS’ sole discretion provided that no such change shall reduce or eliminate the scope of delegated AML services provided to the Trust. ALPS agrees to make ALPS AML Procedures documentation available to the Trust and shall provide the Trust with notice of any material changes to the AML Procedures.

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